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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement of BlackRock California Municipal Income Trust II (Registration No. 333-97603) of our report dated July 17, 2002, relating to the financial statements of BlackRock California Municipal Income Trust II as of July 16, 2002 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
September 13, 2002